Exhibit F

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use of our report dated March 31, 2025, with respect to the separate financial statements of The Export-Import Bank of Korea, included herein, and to the reference to our firm under the heading “Experts” in this prospectus.

/s/ KPMG Samjong Accounting Corp.
KPMG Samjong Accounting Corp.

Seoul, Korea

June 27, 2025